UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Clear Channel Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	“CCO”	New York Stock Exchange

Explanatory Note

On March 14, 2018, iHeartMedia, Inc. (“iHeartMedia”), iHeartCommunications, Inc. (“iHeartCommunications”) and certain of iHeartMedia’s direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). Clear Channel Holdings, Inc. (the “Company”) was a Debtor in the iHeart Chapter 11 Cases. Clear Channel Outdoor Holdings, Inc. (“Old CCOH”) and its subsidiaries did not file petitions for relief and were not Debtors in the iHeart Chapter 11 Cases. On January 22, 2019, the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor affiliates (as further modified, the “iHeartMedia Plan of Reorganization”) was confirmed by the Bankruptcy Court.

On May 1, 2019 (the “Effective Date”), the conditions to the effectiveness of the iHeartMedia Plan of Reorganization were satisfied and the Debtors emerged from Chapter 11. On the Effective Date, pursuant to the iHeartMedia Plan of Reorganization, the Company, Old CCOH and the subsidiaries of Old CCOH (collectively with the Company and Old CCOH, the “Outdoor Group”) were separated from, and ceased to be controlled by, iHeartMedia and its subsidiaries (the “iHeart Group”), through a series of transactions (the “Separation”) which included the merger of Old CCOH with and into the Company (the “Merger”).

On May 1, 2019, the Company separated its ownership of the businesses that comprise the iHeartMedia radio businesses (the “Radio Distribution”) by (i) transferring assets and liabilities of the respective businesses pursuant to the Separation Agreement, dated as of March 27, 2019, as amended on April 24, 2019 (the “Separation Agreement”), by and among the Company, Old CCOH, iHeartMedia and iHeartCommunications, (ii) transferring its interest in all of its subsidiaries other than Old CCOH to iHeart Operations, Inc., a newly formed corporation (“iHeart Operations”), in exchange for newly-issued common stock and preferred stock of iHeart Operations, (iii) selling iHeart Operations preferred stock to one or more third parties for cash and (iv) distributing the common stock of iHeart Operations and the proceeds of the sale of iHeart Operations preferred stock to iHeartCommunications. Upon completion of the Radio Distribution, the Company had no material assets other than the stock of Old CCOH.

On May 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 27, 2019 (the “Merger Agreement”), by and between the Company and Old CCOH, the Merger was consummated, and Old CCOH merged with and into the Company, with the Company surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc. In the Merger, shares of Class A Common Stock of Old CCOH (“Old CCOH Class A Common Stock”) (other than shares of Old CCOH Class A Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company) converted into an equal number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The shares of Old CCOH Class A Common Stock held by the Company were canceled and retired, and no shares of Common Stock were exchanged for such shares. The shares of the Company’s common stock outstanding immediately before the Merger, all held by iHeartCommunications, converted into a number of shares of Common Stock equal to the number of shares of Old CCOH Class A Common Stock held by the Company immediately before the Merger. As a result, immediately after the Merger, the Company had a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than the Company and its subsidiaries) owned the same percentage of the Company that they owned of Old CCOH immediately before the Merger, which is approximately 10.9%, and all of the remaining 325,726,917 outstanding shares of Common Stock were held directly by iHeartCommunications. On the Effective Date, following the Merger, the Common Stock held by iHeartCommunications was transferred by iHeartCommunications to certain holders of claims in the iHeart Chapter 11 Cases pursuant to the iHeartMedia Plan of Reorganization, other than 31,269,762 shares retained by iHeartCommunications to be distributed to two affiliated claimholders pursuant to two warrants issued by iHeartCommunications which are expected to be exercised when the claimholders receive approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire such shares (the “iHeart Warrants”).

The Merger, the Separation and the related transactions were previously described in the Registration Statement on Form S-4 (Registration No. 333-228986) filed by the Company and the definitive information statement/prospectus of Old CCOH and the Company, dated April 2, 2019 (the “Information Statement/Prospectus”).

Following the consummation of the Merger, the shares of Common Stock of the Company began trading on the New York Stock Exchange (the “NYSE”) at the opening of the market on May 2, 2019 under the symbol “CCO,” which is the same trading symbol used by Old CCOH.

This Current Report on Form 8-K is being filed for the purpose of establishing the Company as the successor issuer to Old CCOH pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to disclose events required to be disclosed on Form 8-K with respect to the Merger and the Separation. Pursuant to Rule 12g-3(a) under the Exchange Act, the Company’s Common Stock is deemed registered under Section 12(b) of the Exchange Act. The Company continues to be subject to the reporting requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and will hereafter file reports and other information with the Commission using Old CCOH’s CIK number (0001334978). The Company hereby reports this succession in accordance with Rule 12g-3(f) promulgated under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the Separation, the Company entered into the agreements, and consummated the transactions, described below.

Transition Services Agreement

On the Effective Date, iHeartMedia, iHeartMedia Management Services, Inc. (“iHM Management Services”), iHeartCommunications and Old CCOH entered into a transition services agreement (the “Transition Services Agreement”), and the Company, as the corporation surviving the Merger, succeeded to Old CCOH’s rights and obligations under the Transition Services Agreement. Pursuant to the Transition Services Agreement, iHM Management Services has agreed to provide, or cause iHeartMedia, iHeartCommunications, iHeart Operations, Inc. (“iHeart Operations”) or any member of the iHeart Group to provide, the Company with certain administrative and support services and other assistance which the Company will utilize in the conduct of its business as such business was conducted prior to the Separation, for one year from the Effective Date (subject to certain rights of the Company to extend up to one additional year, as described below). The transition services may include, among other things, (a) treasury, payroll and other financial related services, (b) certain executive officer services, (c) human resources and employee benefits, (d) legal and related services, (e) information systems, network and related services, (f) investment services and (g) procurement and sourcing support.

The charges for the transition services are generally consistent with the Corporate Services Agreement, dated as of November 10, 2005, by and between iHeartMedia Management Services and Old CCOH (the “Corporate Services Agreement”), which governed the provision of certain services by the iHeart Group to the Outdoor Group prior to the Separation. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount, number of users of a service or other factors. The Company may request an extension of the term for all services or individual services for one-month periods for up to an additional 12 months, and the price for transition services provided during such extended term will be increased for any service other than those identified in the schedules to the Transition Services Agreement as an “IT Service” or any other service the use and enjoyment of which requires the use of another IT Service.

The Company may terminate the Transition Services Agreement with respect to all or any individual service, in whole or in part, upon 30 days’ prior written notice, provided that any co-dependent services must be terminated concurrently

A copy of the Transition Services Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transition Services Agreement.

New Tax Matters Agreement

On the Effective Date, the Company entered into a new tax matters agreement (the “New Tax Matters Agreement”) by and among iHeartMedia, iHeartCommunications, iHeart Operations, Inc., the Company, Old CCOH and Clear Channel Outdoor, LLC, to allocate the responsibility of the iHeart Group, on the one hand, and the Outdoor Group, on the other, for the payment of taxes arising prior and subsequent to, and in connection with, the Separation.

The New Tax Matters Agreement requires that iHeartMedia and iHeartCommunications indemnify the Company and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against (i) any taxes other than transfer taxes or indirect gains taxes imposed on iHeartMedia or any of its subsidiaries (other than the Company and its subsidiaries) in connection with the

Separation, (ii) any transfer taxes and indirect gains taxes arising in connection with the Separation, and (iii) fifty percent of the amount by which the amount of taxes (other than transfer taxes or indirect gains taxes) imposed on the Company or any of its subsidiaries in connection with the Separation that are paid to the applicable taxing authority on or before the third anniversary of the separation of the Company exceeds $5 million, provided that, the obligations of iHeartMedia and iHeartCommunications to indemnify the Company and its subsidiaries with respect to these taxes (other than transfer taxes or indirect gains taxes) imposed on the Company or any of its subsidiaries in connection with the Separation will not exceed $15 million. In addition, if iHeartMedia or its subsidiaries use certain tax attributes of the Company and its subsidiaries (including net operating losses, foreign tax credits and other credits) and such use results in a decrease in the tax liability of iHeartMedia or its subsidiaries, then iHeartMedia is required to reimburse the Company for the use of such attributes based on the amount of tax benefit realized. The New Tax Matters Agreement provides that any reduction of the tax attributes of the Company and its subsidiaries as a result of cancellation of indebtedness income realized in connection with the iHeart Chapter 11 Cases is not treated as a use of such attributes (and therefore does not require iHeartMedia or iHeartCommunications to reimburse the Company for such reduction).

The New Tax Matters Agreement also requires that (i) the Company indemnify iHeartMedia for any income taxes paid by iHeartMedia on behalf of the Company and its subsidiaries or, with respect to any income tax return for which the Company or any of its subsidiaries joins with iHeartMedia or any of subsidiaries in filing a consolidated, combined or unitary return, the amount of taxes that would have been incurred by the Company and its subsidiaries if they had filed a separate return, and (ii) except as described in the preceding paragraph, the Company indemnify iHeartMedia and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against any taxes other than transfer taxes or indirect gains taxes imposed on the Company or any of its subsidiaries in connection with the Separation.

Any tax liability of the Company attributable to any taxable period ending on or before the date of the completion of the Separation, other than any such tax liability resulting from the Company being a successor of Old CCOH in connection with the Merger or arising from the operation of the business of Old CCOH and its subsidiaries after the Merger, will not be treated as a liability of Old CCOH and its subsidiaries for purposes of the New Tax Matters Agreement. Old CCOH’s obligations and rights under the New Tax Matters Agreement were assumed by the Company in the Merger (subject to the note above regarding tax liability of the Company for taxable periods ending on or before the date of the completion of the Separation).

A copy of the New Tax Matters Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the New Tax Matters Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Tax Matters Agreement.

iHeartCommunications Line of Credit

On the Effective Date, Clear Channel Outdoor, LLC and Clear Channel International, Ltd., subsidiaries of CCOH (collectively, the “Borrowers”) and iHeartCommunications entered into a revolving loan agreement (the “Revolving Loan Agreement”) governing a revolving credit facility that provides for borrowings of up to $200 million (the “iHeartCommunications Line of Credit”). The facility matures on May 1, 2022 and may be terminated by the Borrowers earlier at their option.

The iHeartCommunications Line of Credit is unsecured.

Borrowings under the iHeartCommunications Line of Credit bears interest at the U.S. prime rate, provided that so long as any event of default has occurred and is continuing, at the option of iHeartCommunications, interest shall accrue at the rate of the prime rate plus 2.0% per annum. Each borrowing under the iHeartCommunications Line of Credit is subject to the condition, that, after giving pro forma effect to the proposed borrowing and the substantially concurrent use of proceeds therefor, the Outdoor Group’s consolidated liquidity (as defined by the Revolving Loan Agreement) will not exceed $137.5 million. The iHeartCommunications Line of Credit (a) requires prepayments in the event that the Outdoor Group’s consolidated liquidity exceeds $137.5 million, in the amount of such excess, (b) contains affirmative covenants requiring the Borrowers to deliver monthly unaudited financial information and three-month projected monthly sources and uses of cash, (c) contains negative covenants restricting the ability of the Borrowers to repay any indebtedness, subject to certain exceptions and (d) contains customary events of default, including default in the payment of principal or interest and default in the payment of certain other indebtedness.

A copy of the Revolving Loan Agreement governing the iHeartCommunications Line of Credit is attached hereto as Exhibit 10.3 and is incorporated herein by reference. The foregoing description of the Revolving Loan Agreement and the iHeartCommunications Line of Credit does not purport to be complete and is qualified in its entirety by reference to the complete text of the Revolving Loan Agreement.

Preferred Stock and Investors Rights Agreement

On the Effective Date, the Company issued and sold 45,000 shares of its Series A Perpetual Preferred Stock, par value $0.01 per share (the “Preferred Stock”), having an aggregate initial liquidation preference of $45.0 million for a cash purchase price of $45.0 million before fees and expenses.

The terms and conditions of the Preferred Stock and the rights of its holders are set forth in the Certificate of Designation of Series A Perpetual Preferred Stock (the “Certificate of Designation”) of the Company filed with the office of the Secretary of State of the State of Delaware on May 1, 2019, and the Series A Investors Rights Agreement, dated as of May 1, 2019, by and among the Company, Clear Channel Worldwide Holdings, Inc., a subsidiary of the Company (“CCWH”), and the purchaser listed therein (the “Investors Rights Agreement”).

Shares of the Preferred Stock rank senior and in priority of payment to our common equity interests and preferred stock junior to the Preferred Stock and other equity interests and preferred stock that does not expressly provide that such equity interest ranks senior to or pari passu with the Preferred Stock in any liquidation or winding up of the Company.

Dividends on the Preferred Stock will accrue on a daily basis at the applicable dividend rate on the then-current liquidation preference of the Preferred Stock. Dividends will either (a) be payable in cash, if and to the extent declared by the board of directors, or (b) be added to the liquidation preference. The dividend rate will be equal to (i) the greater of (a) a published LIBOR rate or (b) two percent (2%) plus (ii) either a cash dividend margin or an accruing dividend margin, in each case based on the Company’s consolidated leverage ratio, subject to certain adjustments. At any leverage ratio, the accruing dividend margin will exceed the cash dividend margin by 1.5%. Dividends, if declared, will be payable on March 31, June 30, September 30 and December 31 of each year (or on the next business day if such date is not a business day). No dividend may be declared unless paid immediately in cash (it being understood that no dividends may be declared and paid in securities or otherwise “in kind”).

The Company may redeem the Preferred Stock, at its option, at any time on or after the third anniversary of the issue date (May 1, 2022) in cash at a redemption price equal to the liquidation preference per share. Upon consummation of certain equity offerings prior to the third anniversary of the issue date (May 1, 2022), the Company may, at its option, redeem all or a part of the Preferred Stock for the liquidation preference plus a make-whole premium. In addition, upon the occurrence of, among other things (i) any change of control, (ii) a liquidation, dissolution, or winding up, (iii) certain insolvency events or (iv) certain asset sales, each holder may require CCWH to purchase for cash (any such purchase, a “Material Event Purchase”) all of such holder’s then outstanding shares of Preferred Stock. If a Material Event Purchase occurs prior to the third anniversary of the issue date (May 1, 2022), the purchase price will be equal to the liquidation preference plus a make-whole amount. If a Material Event Purchase occurs after the third anniversary of the issue date (May 1, 2022), the purchase price will be equal to the liquidation preference. In addition, each holder of Preferred Stock may require CCWH to purchase all or any portion of such holder’s shares of Preferred Stock on or after the fifth anniversary of the issue date (May 1, 2024).

On the tenth anniversary of the issue date (May 1, 2029), the Preferred Stock will be subject to mandatory redemption for an amount equal to the liquidation preference, unless waived by the holders.

The Certificate of Designation limits the Company’s ability to incur additional debt or any other security ranking pari passu with or senior to the Preferred Stock, other than in (a) an amount not to exceed $300.0 million on a cumulative basis or (b) subject to an incurrence-based leverage test, subject to other customary carve-outs. The Certificate of Designation also sets forth certain limitations on the Company’s ability to declare or make certain dividends and distributions and engage in certain reorganizations.

Subject to certain exceptions, the holders of shares of Preferred Stock have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not be entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Company’s Common Stock. However, if dividends on the Preferred Stock have not been paid, in cash, for twelve consecutive quarters, the holders of the Preferred Stock shall have the right to designate one member to the Company’s board of directors.

Should the Company default or fail to pay dividends, in cash, on the Preferred Stock for twelve consecutive quarters, the holders of the Preferred Stock will have the right to appoint one director to the Company’s board of directors.

Copies of the Certificate of Designation and the Investors Rights Agreement are attached hereto as Exhibits 4.1 and 10.4 and are incorporated herein by reference. The foregoing description of the Certificate of Designation, the Investors Rights Agreement and the Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation and the Investors Rights Agreement.

Supplemental Indentures

On the Effective Date, in connection with the Merger, the Company entered into: (i) a Supplemental Indenture, dated as of May 1, 2019 (the “Series A Supplemental Indenture”), by and among CCWH, the Company, as a guarantor, the subsidiaries of the Company party thereto, as guarantors (the “Other Guarantors”) and U.S. Bank National Association (the “Trustee”), to the Indenture, dated as of November 19, 2012 (the “Series A Indenture”), by and among CCWH, Old CCOH, the other guarantors party thereto and the Trustee, governing CCWH’s 6.50% Series A Senior Notes due 2022; (ii) a Supplemental Indenture, dated as of May 1, 2019 (the “Series B Supplemental Indenture”), by and among CCWH, the Company, the Other Guarantors and the Trustee, to the Indenture, dated as of November 19, 2012 (the “Series B Indenture”), by and among CCWH, Old CCOH, the Other Guarantors and the Trustee, governing CCWH’s 6.50% Series B Senior Notes due 2022 and (iii) the Supplemental Indenture, dated as of May 1, 2019 (the “Subordinated Notes Supplemental Indenture” and together with the Series A Supplemental Indenture and the Series B Supplemental Indenture, the “Supplemental Indentures”), by and among CCWH, the Company, the Other Guarantors and the Trustee, to the Indenture, dated as of February 12, 2019 (the “Subordinated Notes Indenture” and together with the Series A Indenture and the Series B Indenture, the “Indentures”), by and among CCWH, Old CCOH, the Other Guarantors and the Trustee, governing CCWH’s 9.25% Senior Subordinated Notes due 2024. The Supplemental Indentures were executed in connection with the Company’s assumption of Old CCOH’s guarantee of the notes issued under each of the Indentures.

Copies of the Supplemental Indentures are attached hereto as Exhibits 4.2, 4.3 and 4.4 and are incorporated herein by reference. The foregoing description of the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series A Supplemental Indenture, the Series B Supplemental Indenture and Subordinated Notes Supplemental Indenture.

Item 1.02 Termination of Material Definitive Agreement

On the Effective Date, in connection with the Separation and pursuant to the Separation Agreement, dated as of March 27, 2019 (as amended, the “Separation Agreement”), by and among the Company, Old CCOH, iHeartMedia and iHeartCommunications, certain intercompany notes and intercompany accounts among the Outdoor Group and the iHeart Group were settled, terminated and cancelled. The note payable by iHeartCommunications to Old CCOH was cancelled, and any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property terminated effective as of December 31, 2018. As a result of the offset of the additional intercompany liability of $52.1 million incurred by Old CCOH in favor of iHeartCommunications from January 1, 2019 through March 31, 2019, iHeartCommunications made a total net payment to the Company of approximately $107 million on the Effective Date. In addition, within 15 business days after the Effective Date, iHeartCommunications or the Company will pay the other any intercompany liability incurred from April 1, 2019 through the Effective Date. Furthermore, each of the following were terminated, canceled and of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in Old CCOH’s concentration account to iHeartCommunications’ master account; (ii) that certain Master Agreement, dated as of November 16, 2005, by and between iHeartCommunications and Old CCOH; (iii) that certain Employee Matters Agreement, dated as of November 10, 2005, by and between iHeartCommunications and Old CCOH; (iv) the Corporate Services Agreement; and (v) that certain Amended and Restated License Agreement, dated as of November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc., as amended by that certain First Amendment dated as of January 1, 2011.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in the Explanatory Note hereto is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the iHeartCommunications Line of Credit and the Supplemental Indentures is incorporated by reference into this Item 2.03.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Merger, Old CCOH requested the NYSE to file with the Commission an application on Form 25 to remove the shares of Old CCOH Class A Common Stock from listing on the NYSE. Following the consummation of the Merger, at the opening of the market on May 2, 2019, the shares of Common Stock began trading on the NYSE under the symbol “CCO,” which is the same trading symbol used by Old CCOH. Old CCOH also intends to file a certification and notice on Form 15 with the Commission relating solely to the reporting obligations of Old CCOH, which has been merged with and into the Company, with respect to the Old CCOH Class A Common Stock under the Exchange Act. The Form 15 will not affect the reporting obligations of the Company, which is the successor to Old CCOH under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities.

On April 30, 2019, all 315,000,000 shares of Class B common stock, par value $0.01 per share, of Old CCOH held by the Company were converted into a like number of shares of Old CCOH Class A Common Stock.

On the Effective Date, pursuant to the iHeartMedia Plan of Reorganization, iHeartCommunications distributed 325,726,917 shares of Common Stock to claimholders in the iHeart Chapter 11 Cases pursuant to an exemption from registration under the Securities Act under Section 1145 of the Bankruptcy Code (other than 31,269,762 shares subject to the iHeart Warrants).

In addition, on the Effective Date, the Company issued 45,000 shares of the Preferred Stock to an investor under the exemption from registration requirements of the Securities Act provided by Section 4(a)(2) thereof. The information set forth under the heading “Preferred Stock and Investors Rights Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth under the Introductory Note and Items 1.01, 1.02 and 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

On the Effective Date, pursuant to the iHeartMedia Plan of Reorganization, iHeartCommunications distributed 325,726,917 shares of Common Stock to claimholders in the iHeart Chapter 11 Cases, the Company became an independent public company no longer controlled by iHeartCommunications (other than 31,269,762 shares subject to the iHeart Warrants).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

The election of the following individuals to the Company’s board of directors, as described in the Information Statement/Prospectus, became effective upon the consummation of the Merger on May 1, 2019:

Name	Age	Class
C. William Eccleshare	63	II
John Dionne	55	I
Lisa Hammitt	56	II
Andrew Hobson	57	I
Thomas C. King	58	III
Joe Marchese	37	I
W. Benjamin Moreland	55	III
Mary Teresa Rainey	63	II
Jinhy Yoon	47	III

Mr. Moreland will serve as the Chairman of the board of directors. In addition, the following directors will serve on the following standing committees of the board of directors:

Name	Audit Committee	Compensation Committee	Corporate Governance Committee
John Dionne	✓		✓
Lisa Hammitt		✓	✓
Andrew Hobson	✓ (Chair)
Thomas C. King		✓ (Chair)
Joe Marchese			✓
W. Benjamin Moreland		✓
Mary Teresa Rainey	✓		✓ (Chair)

Pursuant to the Merger Agreement, Vicente Piedrahita, Dale W. Tremblay, Blair E. Hendrix, Harvey L. Tepner, Daniel G. Jones, Olivia Sabine and Paul Keglevic, tendered their resignations from the board of directors of Old CCOH effective upon the consummation of the Merger on May 1, 2019.

Executive Officers

The following individuals were appointed (or re-appointed) as executive officers of the Company in the capacities set forth opposite of their names below, effective upon the consummation of the Merger on May 1, 2019:

Name	Age	Title
C. William Eccleshare	63	Chief Executive Officer—Worldwide and President
Brian D. Coleman	50	Chief Financial Officer
Scott R. Wells	53	Executive Vice President and Chief Executive Officer of the Americas Division
Lynn A. Feldman	50	Executive Vice President, General Counsel and Secretary
Jason A. Dilger	46	Chief Accounting Officer

Biographical information about the Company’s executive officers, other than Mr. Dilger, is included in the Information Statement/Prospectus. Biographical information about Mr. Dilger is set forth below:

Jason A. Dilger was appointed as Chief Accounting Officer of the Company on May 1, 2019. Mr. Dilger previously served as Senior Vice President – Accounting for Clear Channel Outdoor Americas since August 2011. Prior to that role, Mr. Dilger served as Corporate Controller of Sinclair Broadcast Group from 2006 to 2011. Prior thereto, Mr. Dilger served in various accounting and finance roles at Municipal Mortgage & Equity from 2004 to 2006. Mr. Dilger began his career in public accounting with nearly a decade of experience at Arthur Andersen and Ernst & Young. Mr. Dilger earned his B.S. in Accounting from the University of Delaware.

Pursuant to the Merger Agreement, Robert W. Pittman (Chief Executive Officer of Old CCOH), Richard J. Bressler (Chief Financial Officer of Old CCOH), Steven J. Macri (Senior Vice President—Corporate Finance of Old CCOH), Scott D. Hamilton (Senior Vice President, Chief Accounting Officer and Assistant Secretary of Old CCOH) and Robert H. Walls, Jr. (Executive Vice President, General Counsel and Secretary of Old CCOH) tendered their resignations as executive officers of the Company, effective upon consummation of the Merger on May 1, 2019.

Employment Agreements

Brian D. Coleman

On May 1, 2019, the Company and Brian D. Coleman entered into an Employment Agreement (the “Coleman Employment Agreement”). The Coleman Employment Agreement superseded and replaced Mr. Coleman’s existing employment agreement.

The initial term of the Coleman Employment Agreement will end on April 30, 2023, and thereafter will extend for additional three year periods unless the Company or Mr. Coleman provides written notice of non-renewal (“Notice of Non-Renewal”) of the Coleman Employment Agreement between October 1st and November 1st (the “Notice of Non-Renewal Period”) prior to the end of the then applicable employment period. Under the Coleman Employment Agreement, Mr. Coleman will receive an annual base salary of $650,000 and a one-time signing bonus of $12,500.

During the term of the Coleman Employment Agreement, Mr. Coleman is eligible to receive (i) an annual performance bonus with a target of not less than 100% of his base salary based on applicable performance goals to be set by the Company, (ii) a one-time long-term incentive opportunity with an approximate value of $500,000, to be allocated between stock options and restricted shares of Common Stock at the discretion of the Compensation Committee and (iii) additional long-term incentive opportunities, with an approximate value of $300,000 per award, to be allocated between stock options and restricted shares of Common Stock at the discretion of the Compensation Committee. Mr. Coleman is also eligible to participate in various benefit programs provided by the Company on the same terms and conditions as they are made available to other similarly situated employees.

The Company may elect at any time prior to the Notice of Non-Renewal Period to place Mr. Coleman in a consulting status for twelve months (a “Consulting Period”). During a Consulting Period, Mr. Coleman will also be allowed the discretion to accept and perform non-competitive services, but his eligibility to participate in certain benefit plans may change or be terminated in accordance with such benefit plans, and any vacation benefits, long-term incentive awards or options shall not continue to vest or accrue. A Consulting Period under the Coleman Employment Agreement is coextensive with and may extend the term of Mr. Coleman’s employment under the Coleman Employment Agreement, after which such employment period shall end.

If Mr. Coleman’s employment agreement is terminated by the Company for Cause (as defined in the Coleman Employment Agreement), the Company must pay Mr. Coleman his accrued and unpaid base salary and any payments required under applicable employee benefit plans (the “Benefit Plan Payments”). If Mr. Coleman provides Notice of Non-Renewal, the Company must pay Mr. Coleman his accrued and unpaid base salary, any Benefit Plan Payments and, if Mr. Coleman executes a severance agreement and general release of claims in a form satisfactory to the Company, an amount equal to Mr. Coleman’s pro-rata base salary through the end of the then current employment period. If the Coleman Employment Agreement is terminated by the Company without Cause, the Company provides Notice of Non-Renewal or Mr. Coleman terminates the Coleman Employment Agreement for Good Cause (as defined in the Coleman Employment Agreement), the Company must pay Mr. Coleman his accrued and unpaid base salary, his unpaid prior year bonus (if any), any Benefit Plan Payments and, if Mr. Coleman executes a severance agreement, an amount equal to Mr. Coleman’s current base salary for twelve months and a pro-rata portion of his annual bonus. Mr. Coleman will not be entitled to execute a severance agreement if Mr. Coleman’s employment terminates during a Consulting Period.

During Mr. Coleman’s employment with the Company and for 12 months thereafter, Mr. Coleman is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Coleman also is subject to customary confidentiality, work product and trade secret provisions.

The foregoing description of the Coleman Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Coleman Employment Agreement, a copy of which is filed as Exhibit 10.5 hereto and is incorporated herein by reference.

Jason A. Dilger

On May 1, 2019, the Company and Jason A. Dilger entered into an Employment Agreement (the “Dilger Employment Agreement”). The Dilger Employment Agreement superseded and replaced Mr. Dilger’s existing employment agreement.

The initial term of the Dilger Employment Agreement will end on April 30, 2022 and thereafter will automatically extend for additional three year periods unless the Company or Mr. Dilger provides Notice of Non-Renewal during the Notice of Non-Renewal Period prior to the end of the then applicable employment period. Under the Dilger Employment Agreement, Dilger will receive an annual base salary of $370,000.

During the term of the Dilger Employment Agreement, Mr. Dilger is eligible to receive (i) an annual performance bonus with a target of not less than 60% of his base salary based on applicable performance goals to be set by the Company and (ii) long term incentive opportunities with an approximate value of $125,000 per award, to be allocated between stock options and restricted shares of Common Stock of the Company at the discretion of the Compensation Committee. Mr. Dilger is also eligible to participate in various benefit programs provided by the Company on the same terms and conditions as they are made available to other similarly situated employees.

The Company may elect at any time prior to the Notice of Non-Renewal Period to place Mr. Dilger in a Consulting Period. During a Consulting Period, Mr. Dilger will also be allowed the discretion to accept and perform non-competitive services, but his eligibility to participate in certain benefit plans may change or be terminated in accordance with such benefit plans, and any vacation benefits, long-term incentive awards or options shall not continue to vest or accrue. A Consulting Period under the Dilger Employment Agreement is coextensive with and may extend the term of Mr. Dilger’s employment under the Dilger Employment Agreement, after which such employment period shall end.

If Mr. Dilger’s employment agreement is terminated by the Company for Cause (as defined in the Dilger Employment Agreement) the Company must pay Mr. Dilger his accrued and unpaid base salary and any Benefit Plan Payments. If Mr. Dilger provides Notice of Non-Renewal, the Company must pay Mr. Dilger his accrued and unpaid base salary, any Benefit Plan Payments and, if Mr. Dilger executes a severance agreement and general release of claims in a form satisfactory to the Company, an amount equal to Mr. Dilger’s pro-rata base salary through the end of the then current employment period. If the Dilger Employment Agreement is terminated by the Company without Cause or the Company provides Notice of Non-Renewal, the Company must pay Mr. Dilger his accrued and unpaid base salary, any Benefit Plan Payments and, if Mr. Dilger executes a severance agreement, an amount equal to Mr. Dilger’s current base salary for twelve months. Mr. Dilger will not be entitled to execute a severance agreement if Mr. Dilger’s employment terminates during a Consulting Period.

During the term of Mr. Dilger’s employment and for 12 months thereafter, Mr. Dilger is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with the Company’s other senior executives. Mr. Dilger also is subject to customary confidentiality, work product and trade secret provisions.

The foregoing description of the Dilger Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Dilger Employment Agreement, a copy of which is filed as Exhibit 10.6 hereto and is incorporated herein by reference.

Lynn A. Feldman

On the Effective Date, Lynn A. Feldman and the Company entered into the First Amendment to Employment Agreement (the “First Feldman Amendment”) to Ms. Feldman’s employment agreement dated June 27, 2016 (the “Prior Feldman Employment Agreement”). Pursuant to the terms of the First Feldman Amendment, among other things, (1) Ms. Feldman’s title and position is amended to be “Executive Vice President, General Counsel and Corporate Secretary” of the Company; (2) Ms. Feldman’s base salary is increased to $500,000, (3) Ms. Feldman’s bonus target for purposes of her annual bonus is increased to 80% of her base salary, (5) Ms. Feldman will receive a one-time long-term incentive award with an approximate value of $200,000, such award to be allocated between stock options and restricted shares of Common Stock at the discretion of the Compensation Committee and (5) Ms. Feldman will receive a one-time lump sum signing bonus of $17,500.

The foregoing description of the Feldman First Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Feldman First Amendment, a copy of which is filed as Exhibit 10.7 hereto and is incorporated herein by reference.

Indemnification Agreements

In connection with their appointment, each director of the Company entered into an indemnification agreement with the Company, effective as of the Effective Date. Subject to certain limitations, the indemnification agreements provide that the Company will indemnify and hold harmless each director (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other charges that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director or officer of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or agent of another Outdoor Group entity (the “Corporate Status”) (other than any proceeding brought by the Indemnified Party). The indemnification agreements will further provide that, upon an Indemnified Party’s request, the Company will, to the fullest extent permitted by law, advance to, reimburse or pay on behalf of, the Indemnified

Party, all expenses paid or incurred by the Indemnified Party in connection with any proceeding in which the Indemnified Party participates by reason of the Indemnified Party’s Corporate Status. Pursuant to the indemnification agreements, an Indemnified Party is presumed to be entitled to indemnification and the Company has the burden of proving otherwise.

The indemnification agreements will also require the Company to maintain in full force and effect directors’ liability insurance on the terms described in the indemnification agreements. If indemnification under the indemnification agreements is unavailable to an Indemnified Party for any reason, the Company, in lieu of indemnifying the Indemnified Party, will contribute to any amounts incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances to reflect the relative benefits received or relative fault of the parties in connection with such event.

The form of Indemnification Agreement is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

Director Compensation Program

On April 30, 2019, our board of directors approved a director compensation program for independent directors providing for an annual retainer of $75,000 in cash and $150,000 in equity (provided that the first of such annual equity grants will be $100,000 in equity and $150,000 in equity thereafter). The equity will be in the form of restricted stock units (“RSUs”) and will be granted annually beginning in the first quarter of 2020, with vesting prior to the subsequent year’s annual meeting of stockholders. Directors have the option to choose to receive up to 100% of their retainer in RSUs.

Non-employee directors will not receive additional fees for meeting attendance. The Chair of our board of directors (as long as the Chair is not an employee) will receive an annual fee of $50,000, the Chair of the Audit Committee will receive an annual fee of $25,000, the Chair of the Compensation Committee will receive an annual fee of $20,000 and the Chair of the Nominating and Corporate Governance Committee will receive an annual fee of $10,000. Members of the Audit Committee (other than the Chair) will receive an annual fee of $15,000, members of the Compensation Committee (other than the Chair) will receive an annual fee of $10,000 and members of the Nominating and Corporate Governance Committee (other than the Chair) will receive an annual fee of $7,500.

The director compensation program contemplates, and the Compensation Committee intends to make, an initial grant of $100,000 of RSUs to each of the non-employee directors soon after the Effective Date.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, the Company’s charter was amended (as so amended, the “Amended Charter”) and bylaws were amended and restated (as so amended, the “Amended and Restated Bylaws”) as described in the Information Statement/Prospectus. Set forth below is a summary of the material terms of the Amended Charter and Amended and Restated Bylaws.

Pursuant to the Amended Charter, the Company is authorized to issue 2,350,000,000 shares of Common Stock, par value $0.01 per share, and 150,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights. Each share of Common Stock entitles its holder to one vote. Shares of Common Stock vote as a single class on all matters on which stockholders are entitled to vote, except as otherwise provided in the Amended Charter or as required by law. Generally, all matters to be voted on by stockholders, other than the election of directors, must be approved by a majority of the Common Stock present in person or represented by proxy and entitled to vote on the subject matter, voting as a single class, subject to any voting rights granted to holders of any preferred stock. Subject to the rights of the holders of any series of preferred stock to elect directors under certain circumstances, directors shall be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote generally in the election of directors. No stockholder shall be entitled to exercise the right of cumulative voting.

Dividends. Holders of Common Stock share equally, on a per share basis, in any dividends and other distributions in cash or stock of any entity or property of the company declared by the board of directors, subject to any preferential rights of any outstanding shares of preferred stock.

Other Rights. On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of Common Stock are entitled to receive a pro rata amount of any distribution of the remaining assets.

No shares of Common Stock are subject to redemption or conversion or have preemptive rights to purchase additional shares of Common Stock or other securities of the Company.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, powers, preferences and privileges of each series and any qualifications, limitations or restrictions thereof, which may be greater or less than the rights of Common Stock.

A description of the terms of the Preferred Stock issued on the Effective Date is set forth under “Preferred Stock and Investors Rights Agreement” in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Election and Removal of Directors

The Amended Charter provides that, continuing until immediately prior to the fourth annual meeting of stockholders following the Separation, the board of directors is divided into three classes. The term of the first class of directors expires at the 2020 annual meeting of stockholders at which meeting directors in the first class will be elected to a term expiring at the 2023 annual meeting of stockholders, the term of the second class of directors expires at the 2021 annual meeting of stockholders at which meeting directors in the second class will be elected to a term expiring at the 2023 annual meeting of stockholders and the term of the third class of directors expires at our 2022 annual meeting of stockholders at which meeting directors in the third class will be elected to a term expiring at our 2023 annual meeting of stockholders. At each annual meeting of stockholders beginning with the 2023 annual meeting of stockholders, the directors will be elected for one-year terms. This system of electing and removing directors may initially discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company because it generally makes it more difficult for stockholders to replace a majority of the directors.

From and after the 2023 annual meeting of the stockholders following the effectiveness of the Amended Charter, the board of directors shall no longer be classified and each director shall be elected for a one-year term. In case of any increase or decrease, from time to time, in the number of directors prior to the 2023 annual meeting of the stockholders following the effectiveness of the Amended Charter, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, the number of directors added to or eliminated from each class shall be apportioned so that the number of directors in each class thereafter shall be as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the board of directors shorten the term of any incumbent director. The Amended Charter provides that, except as otherwise provided by a certificate of designations, any director or the entire board of directors may be removed from office as provided by the Delaware General Corporation Law (the “DGCL”).

Size of Board of Directors and Vacancies

The Amended and Restated Bylaws provide that the number of directors on the board of directors is fixed by resolution of the board of directors. Except as otherwise provided by a certificate of designations, newly created directorships resulting from any increase in the authorized number of directors will be filled solely by the vote of the remaining directors in office. Any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of the remaining directors in office.

No Stockholder Action by Written Consent

The Amended Charter provides that subject to the rights of holders of preferred stock to act by written consent, any stockholder action may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Amendment of the Bylaws

The Amended Charter and Amended and Restated Bylaws provide that the Amended and Restated Bylaws may only be amended by the board of directors or, notwithstanding any other provision of the Amended Charter or law that might otherwise permit a lesser vote or no vote, but in addition to any vote of any series of preferred stock required by law, the Amended Charter or a certificate of designations, by the affirmative vote of holders of at least a majority of the total voting power entitled to vote thereon.

Amendment of the Amended Charter

The Amended Charter provides (i) except as otherwise required by law, holders of Common Stock will not be entitled to vote on any amendment relating solely to one or more series of preferred stock if such affected series is entitled to vote thereon by law or the Amended Charter (including any certificate of designations), and (ii) notwithstanding any other provision of the Amended Charter or law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of any series of preferred stock required by law, the Amended Charter or a certificate of designations, the affirmative vote of a majority of the total voting power of the outstanding shares of capital stock then entitled to vote thereon, voting together as a single class, is required to amend the Amended Charter; provided, however, that, in addition to any vote of the holders of any class or series of the stock required by law, the Amended Charter or by a certificate of designations, (a) prior to May 1, 2022 (the “Sunset Date”), the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of capital stock entitled to vote thereon, voting together as a single class, and (b) on and after the Sunset Date, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, Articles V (“Board of Directors”), VI (“By-laws”), VIII (“Limitation on Liability of Directors and Officers”), IX (“Stockholder Action”) and one sentence of Article VII (“Amendment of Certificate of Incorporation”).

Stockholder Meetings

The Amended Charter and Amended and Restated Bylaws provide that except as otherwise required by law and subject to the rights of holders of preferred stock, if any, a special meeting of our stockholders may be called only by the Chairman of the board of directors or the board of directors pursuant to a resolution adopted by a majority of the total number of directors, whether or not there exist any vacancies or unfilled seats in previously authorized directorships.

No business other than that stated in the notice of a special meeting of stockholders shall be transacted at such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, or if the date of the annual meeting is more than 30 days before or after the anniversary, such notice shall be delivered, by the later of the 10th day after the annual meeting is announced or 90 days prior to the date of such meeting, and the business must be a proper matter for stockholder action. Among other things the stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the Exchange Act, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns including derivative interests.

In general, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting, a stockholder who is a stockholder of record at the time of giving notice and on the record date for the meeting, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event the Company calls a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to the Company’s secretary not earlier than 120 days before the meeting nor later than the later of (a) the 90th day prior to the meeting and (b) the 10th day after the meeting is announced.

Only such persons who are nominated in accordance with the procedures set forth in the Amended and Restated Bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our Amended and Restated Bylaws. Except as otherwise required by the Company’s governing documents, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our Amended and Restated Bylaws and, if any proposed nomination or business is not in compliance with our Amended and Restated Bylaws, to declare that such defective proposal or nomination shall be disregarded.

Delaware Anti-Takeover Law.

The Amended Charter subjects the Company to Section 203 of the DGCL.

No Cumulative Voting.

The Amended Charter and Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

Copies of each of the Amended Charter and the Amended and Restated Bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference herein. The description of the Amended Charter and Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Charter and Amended and Restated Bylaws.

Item 5.05 Amendments to Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) applies to all of the Company’s officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct will be publicly available on the Company’s investor relations website at www.investor.clearchannel.com. The Company intends to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to the principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on investor relations website at www.investor.clearchannel.com.

Item 7.01. Regulation FD Disclosure.

Press Release

On May 1, 2019, the Company issued a press release announcing consummation of the Merger and the Separation. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01. Other Events

Registration Status and CIK Number of the Company

As of the Effective Date, the Company’s Common Stock is deemed to be registered under Section 12(b) of the Exchange Act pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), the Company is the successor issuer to Old CCOH. As a result, effective as of the Effective Date, future filings with the Commission will be filed by the Company under CIK Number 0001334978.

Section 16 Reporting

Each director and officer (for purposes of Section 16 of the Exchange Act) of the Company is required to file a Form 4 reporting the disposition of Old CCOH Class A Common Stock, a Form 3 reporting his or her status as a director or officer of the Company and a Form 4 reporting his or her acquisition of the Common Stock. No shares were sold or purchased in connection with the dispositions and acquisitions reflected in these Forms 4.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The historical carve-out financial statements of the Outdoor Business of Clear Channel Holdings, Inc. included in the Information Statement/Prospectus are incorporated herein by reference.

The historical carve-out financial statements of the Outdoor Business of Clear Channel Holdings, Inc. as of March 31, 2019 and for the three month periods ended March 31, 2019 and 2018 are not included in this Current Report on Form 8-K, and will be filed with an amendment to this Current Report on Form 8-K within four business days of the Effective Date.

(b) Pro Forma Financial Information

The unaudited pro forma carve-out financial statements of the Outdoor Business of Clear Channel Holdings, Inc. as of March 31, 2019 and for the three months ended March 31, 2019 and the year ended December 31, 2018 are not included in this Current Report on Form 8-K, and will be filed with an amendment to this Current Report on Form 8-K within four business days of the Effective Date.

(d) Exhibits

Exhibit No.	Description

3.1	Amended Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc.

3.2	Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc.

4.1	Certificate of Designation of Series A Perpetual Preferred Stock.

4.2	Supplemental Indenture, dated as of May 1, 2019, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Series A Senior Notes).

4.3	Supplemental Indenture, dated as of May 1, 2019, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Series B Senior Notes).

4.4	Supplemental Indenture, dated as of May 1, 2019, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee (Senior Subordinated Notes).

10.1	Transition Services Agreement, dated as of May 1, 2019, by and among iHeartMedia, Inc., iHeartMedia Management Services, Inc., iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc.

10.2	Tax Matters Agreement, dated as of May 1, 2019, by and among iHeartMedia, Inc., iHeartCommunications, Inc., iHeart Operations, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor Holdings, Inc. (formerly known as Clear Channel Holdings, Inc.) and Clear Channel Outdoor, LLC.

10.3	Revolving Loan Agreement, dated as of May 1, 2019, by and among iHeartCommunications, Inc., Clear Channel Outdoor, LLC and Clear Channel International Ltd.

10.4	Series A Investors Rights Agreement, dated as of May 1, 2019, by and among Clear Channel Outdoor Holdings, Inc., Clear Channel Worldwide Holdings, Inc. and the purchaser listed therein.

10.5	Employment Agreement, dated as of May 1, 2019, by and between Clear Channel Outdoor Holdings, Inc. and Brian D. Coleman.

10.6	Employment Agreement, dated as of May 1, 2019, by and between Clear Channel Outdoor Holdings, Inc. and Jason A. Dilger.

10.7	First Amendment to Employment Agreement, dated as of May 1, 2019, by and between Clear Channel Outdoor Holdings, Inc. and Lynn A. Feldman.

10.8	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.7 to Clear Channel Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-228986) filed with the Securities and Exchange Commission on March 29, 2019).

99.1	Press release dated May 1, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: May 2, 2019	By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer